EXHIBIT 23.4

Consent of Eric LeLacheur and Don Harris

Reference is made to the Annual Report of Midway Gold Corp. (the “Company”) on Form 10-K filed with the Securities and Exchange Commission on March 30, 2010 (the “Annual Report”).

We, Eric LeLacheur and Don Harris both of the State of Nevada, hereby consent to the references to my name under the heading “Description of Properties – Spring Valley – Exploration” and “Description of Properties – Pan Project – Exploration in the Annual Report which the Company used, or directly quoted from, in preparing summaries concerning the Company’s mineral resources which appear in such Annual Report and the incorporation therein of such references to the Company’s registration statement on Form S-8 (File No. 333-148796)

/s/	Eric LeLacheur

Eric LeLacheur

/s/ Don Harris

Don Harris

March 30, 2010

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